AGREEMENT

This Agreement is entered into on the 23rd day of July 2007 by and between BUSINESSTALKRADIO.NET®, INC., a Delaware corporation having a principal place of business located at P.O. Box 4826 Greenwich, CT 06831 (hereinafter "BTRN") and ReissourceLLC, a limited liability company, a New York corporation having a principal place of business located at 62A Pelham Lane, Ridgefield, CT 06877 (hereinafter "RS").

WHEREAS, BTRN is a corporation involved in the dissemination of radio programs and advertising through a system of broadcast affiliates; and

WHEREAS, RS produces a radio program known as The C.E.O. Show (hereinafter "TCS") and is desirous of engaging BTRN on a non-exclusive basis to disseminate same;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. **Term.** This Agreement shall be for a period of twelve (12) months beginning on September 2nd, 2007 and ending August 24th, 2008 unless extended or terminated as provided for herein.
2. **Independent Contractor.** RS, its employees, agents and principals are not employees of BTRN. RS is an independent contractor to BTRN and retains the right to run its operation as it sees fit in fulfilling the undertakings provided for herein. RS is responsible for its own employees, agents and principals and the payment of their wages and any and all payroll, payroll taxes, mandatory insurance and benefits including but not limited to workers compensation insurance, FICA and lawfully mandated employers contributions to same.
3. **Responsibilities of BTRN.** BTRN shall provide affiliation functions related to the programming developed under this Agreement and shall support same with usual and customary marketing and promotional activities typically associated with such programming. BTRN holds the right of final content approval of said program, as it

relates to FCC rules and regulations, and community standards. Notwithstanding, if a disagreement arises concerning content and such disagreement cannot be resolved to mutual satisfaction, RS has the right to give thirty (30) days notice for cancellation of the contract; in such instance, no further monies will be due BTRN at the end of that thirty day period except that any fees due up until that date will still be paid by RS and the deposit paid by RS will be forfeited if the full term of the contract is not fulfilled.

4. **Responsibilities of RS.** RS is responsible to provide production functions up to the point of delivering the programming product to BTRN's production facility as reasonably directed by BTRN, including providing and maintaining necessary equipment, telephone lines, and the like, necessary for physical delivery of the programming product electronically or otherwise for broadcast Sunday from 9 P.M. to 10 P.M. Eastern Standard Time. RS agrees to promote the BTRN website at least once per hour.
5. **Fees.** RS shall be entitled to sell 4 national minutes in each hour of broadcast. If for any reason RS or BTRN need to share a national avail, revenues for this unit will be split 50/50 between host and network. RS shall make payment monthly based on $500 per week, due by the 1st day of each month as long as RS continues to air "TSC" on WGCH Radio during the term of this contract, which will be at a rate of $300 per week (total weekly rate is $800 per week). RS reserves the right to change to another time slot if available based on the network's schedule. It is agreed that the fee for this new time may be different than contracted for. A deposit equivalent to four weeks of fees will be paid to BTRN upon execution of this agreement. In the event RS breaches this contract and, fails to complete the first twelve (12) months of the contract, or is cancelled by the network due to non-payment of fees, the deposit will be forfeited. If any payment is not received by the 7th day of the month, BTRN shall have the right to cease broadcast of the product, declare a breach of this agreement. Retention by BTRN of the deposit shall constitute liquididated damages on breach by RS of this agreement and BTRN may not bring action against RS for other damages.

6. **Discounts.** RS shall be entitled to a 5% discount on the fees due hereunder if payment of 50% or more of the annual fees is made on or before due date. In such event a recalculated payment schedule will be executed by the parties and added as an addendum hereto.

7. **Limited License.** During the term of this agreement, RS grants to BTRN a limited license to use RS's name and mark including any proprietary identification of RS, its host or participants in the production product for use on its website and in promotional materials for the purpose of marketing the product or in connection with any other BTRN programming. This limited license shall extend to BTRN's affiliates with any other BTRN programming, with prior approval by RS which shall not be unreasonably withheld. RS owns all radio content of TCS disseminated by BTRN hereunder.

8. **Specific Performance.** The parties recognize that any failure of RS to deliver the programming product to BTRN or any other breach of this Agreement by RS shall cause BTRN irreparable injury that cannot be properly addressed by monetary damages. Therefore the parties agree that in the event of a breach of this Agreement by RS, BTRN shall have the right to apply to any court of competent jurisdiction for injunctive relief and shall be entitled to specific performance of this Agreement.

9. **Indemnification.** RS and BTRN shall indemnify and hold harmless each other, its affiliates, agents, heirs and assigns, from and against any claims, losses, costs, damages and expenses of any nature other than consequential damages resulting from or arising in connection with any delinquent, reckless, intentional or malicious acts in the performance of the programming product under this agreement.

10. **Delivery Responsibility.** After receipt from RS, BTRN shall be responsible, at its costs and expense, for delivery via satellite of the programming product to BTRN's affiliates.

11. **Affiliations.** BTRN may offer the programming product to radio stations licensed to broadcast in other metropolitan areas or communities. BTRN will assure that its affiliated stations agree to broadcast the programming product in its entirety, without editing, delaying, adding or subtracting to the program without prior approval. All affiliates will

be offered the programming product and will be given written notice of the programming schedule thirty (30) days prior to the first airdate, when applicable. Because of the nature of the show, BTRN cannot guarantee that all affiliates currently broadcasting the Sunday 9 P.M. – 10 P.M. Eastern Standard Time programming delivered by BTRN will accept the RS programming product on the commencement date. RS agrees that, after the termination date hereof, it will not permit its programming product to be broadcast by any radio station that is a BTRN affiliate at the commencement date of this Agreement or that becomes a BTRN affiliate during the term of this Agreement for a period of twelve (12) months after the termination of this Agreement. Any radio station that was compensated directly or indirectly by RS during the term of this contract would be exempted from this prohibition. During the term of this Agreement and thereafter, RS' programming product may be broadcast by radio stations that are not BTRN affiliates. RS will introduce radio stations to BTRN as appropriate. Stations airing the program as distributed by BTRN must sign a BTRN affiliate contract.

12. **Commercial Allowance.** RS will prepare a demo & media relations kit with BTRN logo. Commercials will be cleared during such time the RS programming product is aired through on-air programming.
13. **Termination.** BTRN may terminate this agreement upon thirty (30) days prior written notice; RS may terminate this agreement upon thirty (30) days prior written notice.
14. **Renewal.** This Agreement shall automatically renew upon the same terms and conditions unless either party provides written notice of termination to the other at least thirty (30) days prior to the anniversary date hereof. All broadcast rates will remain as set forth for the year but are subject to increase/change after the one year term of the agreement upon specifications by BTRN and approval by RS.
15. **Miscellaneous.**
    a. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

b. This Agreement constitutes the entire agreement between the parties, and no modification hereof shall be recognized or deemed effective or enforceable unless same is in writing and is signed by both of the parties, or their assignees, hereto.

c. The provisions of this Agreement are independent of and are separable from each other. In the event any provision of this Agreement, which is judicially declared to be invalid or unenforceable, such provision or provisions shall be invalid or unenforceable without invalidating or rendering unenforceable the remaining provisions hereof.

d. Neither failure nor any delay on the part of either party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude or be deemed a waiver of any other or further exercise of the same or of any other right, remedy, power or privilege.

e. In the event of a dispute between the parties arising in relation to enforcement of the terms and conditions of this Agreement, the party prevailing in any court of law shall have the right to obtain from the non-prevailing party reimbursement for the reasonable value of the legal fees and costs incurred by the prevailing party in obtaining such judicial relief.

f. RS, its agents, employees and principals shall not announce any scheduling changes or other matters involving BTRN on air or otherwise until such time as BTRN has authorized such announcement.

g. RS agrees not to broadcast its program airing on BTRN on any satellite radio service including, but not limited to, Sirius and XM. Such airing will be grounds for immediate termination of this agreement by BTRN and will place RS in default of this agreement as well.

16. **Governing Law.** This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without reference to principles of conflicts of laws.

17. **Resolution of disputes.** The Parties submit to the jurisdiction of the United States District Court for the state of Delaware with respect to the resolution of any and all disputes related to or arising under this Agreement.

18. **Notices.** Any notice given to a party to this Agreement shall be in writing and shall be deemed to have been given when delivered personally, or by a nationally known express mail service, or by certified or registered mail, postage prepaid, return receipt requested, duly addressed as set forth below, or to such business address as may be subsequently provided:

If to BTRN:	Michael L. Metter Business TalkRadio Network® P.O. Box 4826 Greenwich, CT 06831
If to RS:	Robert Reiss ReissourceLLC 62A Pelham Lane Ridgefield, CT 06877

19. **Headings.** The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

20. **Counterparts.** This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first written above.

BUSINESS TALKRADIO.NET®, INC.

By: Jeff Weber

Jeff Weber
Executive Vice-President

Jeff Weber
Executive Vice-President

REISSOURCE

By: ______________________
Robert Reiss

RS Agreement, Page 7